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Exhibit 5.2

Tyco Electronics Ltd.
96 Pitts Bay Road, Second Floor
Pembroke HM 08

Dear Sirs	1 May, 2009

Tyco Electronics Limited (the "Company")

        The Company has requested that we provide this opinion in connection with its Registration Statement on Form S-4 relating to the proposed discontinuance of the Company out of Bermuda and continuation into Schaffhausen, Switzerland (the "Registration Statement").

        For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation as we have considered requisite to this opinion.

Assumptions

        In stating our opinion we have assumed:

  (a)
  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

  (b)
  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

  (c)
  the genuineness of all signatures on the Documents;

  (d)
  that any factual statements made in any of the Documents are true, accurate and complete.

Opinion

        Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that all of the 500,267,687 issued common shares of par value US$0.20 each of the Company are duly authorised and validly issued and are fully paid and non-assessable.

Reservations

        We have the following reservations:

  (a)
  Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise.

  (b)
  We express no opinion as to any law other than Bermuda law and the opinion expressed herein does not relate to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

Disclosure

        This opinion is addressed to you and shall not be filed with any governmental agency or transmitted to any other person, without our prior written consent, except as may be required by law or regulatory authority. Notwithstanding the foregoing limitation, we expressly agree that the Company's Swiss counsel Bär & Karrer may rely on this opinion as to matters of Bermuda law for the purpose of issuing their opinion in connection with the aforesaid continuation. In addition, we hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement of the Company. We also consent to the reference to our Firm under the caption "Legal Matters" in the Registration Statement on Form S-4. Our Firm does not admit to being an expert within the meaning of the Securities Act of 1933, as amended.

        Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby

Appleby

 SCHEDULE

1.
Certified copies of the Certificate of Incorporation dated 11 February 2000, Memorandum of Association dated 4 February 2008 and Bye-Laws adopted 10 February 2000 in the name of Tyco Holdings (Bermuda) No 4 Limited.

2.
Certified copies of the Certificate of Incorporation on Change of Name from Tyco Holdings (Bermuda) No 4 Limited to Tyco Electronics Ltd (the "Company") dated 21 December 2006 with effect 20 December 2006.

3.
Certified copy of the Amended Bye-laws adopted 28 June 2007 for the Company.

4.
Certified copies of the Certificate of Registration of Altered Memorandum of Association dated 1 June 2007 with effect from 31 May 2007, and Certificate of Deposit of Memorandum of Increase of Share Capital dated 6 June 2007 with effect 31 May 2007 for the Company (collectively, together with Items 1, 2, and 3 above, referred to as the "Constitutional Documents").

5.
A certified copy of the "Foreign Exchange Letter", dated 10 February 2000, and of letters of permission dated 7 June 2007 and 15 June 2007 issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to the Company.

6.
A copy of the notice to the public granted 1 June 2005 granted by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973.

7.
A certified copy of the "Tax Assurance", dated 28 February 2008, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8.
A certified copy of the Subscription Sheet in respect of the Company.

9.
Certified copy of the Minutes of the meeting of the Provisional Directors of the Company held on 10 February 2000 and Minutes of the Meeting of the Board of Directors of the Company held on 30 April 2007 and unanimous written resolutions of the Sole Shareholder effective 30 May 2007 (together the "Resolutions").

10.
A certified copy of the share history report in respect of the Company as certified by the Assistant Secretary of the Company on 30 April 2009.

11.
A certified copy of a Share Transfer Form between Tyco International Ltd as transferor and those persons whose names are set out in the attached schedule as transferees, dated 29 June 2007.

12.
A copy of an Officer's Certificate dated 28 June 2007 and signed by Harold G Barksdale, the acting Vice President of the Company.

13.
An electronic copy of an Officer's Certificate dated 13 April 2009 and signed by Terrence R. Curtin, Chief Financial Officer of the Company.

14.
An electronic copy of an Officer's Certificate dated 30 April 2009 and signed by Harold G. Barksdale, Secretary of the Company.

15.
A copy of Amendment No. 4 to the Registration Statement on Form S-4 for the Company with registration number 333-156927 (the "Registration Statement on Form S-4").

16.
An electronic copy of an Incumbency Certificate dated 30 April 2009, signed by Robert A Scott, Executive Vice President and General Counsel of the Company.

17.
An electronic copy of an Incumbency Certificate setting out the Directors and Officers of the Company as certified by the Assistant Secretary of the Company on 30 April 2009.

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  Exhibit 5.2
SCHEDULE